Exhibit 99.1

	PRESS RELEASE	Contact:	Bret J. Eckert
972-562-9473	April 28, 2020		Chief Financial Officer

ENCORE WIRE REPORTS FIRST QUARTER RESULTS,
MAINTAINS STRONG BALANCE SHEET AND LIQUIDITY
McKinney, TX - Encore Wire Corporation (NASDAQ Global Select: WIRE) today announced results for the first quarter of 2020.
2020 First Quarter Highlights
•Earnings per diluted share of $0.89
•Net income of $18.6 million
•Cash on hand as of March 31, 2020 of $206.8 million
•No long-term debt and revolving credit line paid down to zero
•Company repurchased 439,112 shares during the quarter
•The Company’s Board of Directors has declared a quarterly dividend of $0.02 per share
Net sales for the first quarter ended March 31, 2020 were $302.8 million compared to $314.7 million for the first quarter of 2019. Copper unit volume, measured in pounds of copper contained in the wire sold, increased 1.0% in the first quarter of 2020 versus the first quarter of 2019. The average selling price of wire per copper pound sold decreased 5.6% in the first quarter of 2020 versus the first quarter of 2019, while the average cost of copper per pound purchased decreased 8.2%. Net income for the first quarter of 2020 increased 38.7% to $18.6 million versus $13.4 million in the first quarter of 2019. Fully diluted net earnings per common share were $0.89 in the first quarter of 2020 versus $0.64 in the first quarter of 2019.
On a sequential quarter comparison, net sales for the first quarter of 2020 were $302.8 million versus $302.3 million during the fourth quarter of 2019. Sales dollars increased due to a 1.4% unit volume increase of copper building wire sold, offset slightly by a 0.7% decrease in the average selling price per pound of copper wire sold on a sequential quarter comparison. Copper wire sales prices decreased 0.7%, while the price of copper purchased decreased 4.2%. Net income for the first quarter of 2020 was $18.6 million versus $10.5 million in the fourth quarter of 2019. Fully diluted net income per common share was $0.89 in the first quarter of 2020 versus $0.50 in the fourth quarter of 2019.
Commenting on the results, Daniel L. Jones, Chairman, President and Chief Executive Officer of Encore Wire Corporation, said, “The strong earnings posted in the first quarter ended March 31, 2020 evidence the strength of our balance sheet and the resiliency of our business model to weather tough times. I’m very pleased by our first quarter results despite the unprecedented times we are facing in this country. There are some key items to note. Copper unit volumes increased 1.0% in the first quarter of 2020 versus the first quarter of 2019 and increased 1.4% on a sequential quarter basis. Gross profit margins increased despite a drop in Comex copper prices versus last year's first quarter as well as versus the fourth quarter of 2019. One of the key metrics to our earnings is the “spread” between the price of copper wire sold and the cost of raw copper purchased in any given period. The copper spread increased 6.0% on a sequential quarter comparison. I’m particularly pleased with how we finished the first quarter. Despite a significant decrease in Comex copper daily prices in March, we were able to maintain average selling prices in the month which lifted gross profit margins for the quarter. This represented a slight shift to a seller’s market as some manufacturing and distribution constraints in the sector kept pricing strong. Finally, aluminum wire represented 8.6% of our net sales in the first quarter of 2020.
Additionally, in March 2020 the World Health Organization declared the novel strain of coronavirus ("COVID-19") a global pandemic and recommended containment and mitigation measures worldwide. The Company is monitoring this, and although operations were not materially affected by the COVID-19 outbreak during the first quarter ended March 31, 2020, we are unable to predict the impact that COVID-19 will have on our financial position and operating results in future periods due to numerous uncertainties. The duration and severity of the outbreak and its long-term impact on our business are uncertain at this time.
The health and safety of our employees and their families remains our top priority, and we are following CDC guidelines to maintain safe working conditions. We are very proud that some of the products we manufacture are being utilized to power temporary buildings and pop-up medical facilities in the fight against COVID-19. Our distributors remain very thankful we continue to serve during this critical time.
We believe Encore Wire is well positioned to weather the storm, continuing to serve the markets during this critical time. As we navigate the near-term challenges, we remain focused on the long-term opportunities for our business. We also believe our superior order fill rates, which have not faltered during this crisis, continue to enhance our competitive position. As orders come in from electrical contractors, the distributors can continue to count on our order fill rates to ensure quick deliveries from coast to coast. Our balance sheet remains very strong. We have no long-term debt, and our revolving line of credit is paid down to zero. In addition, we had $206.8 million in cash at the end of the quarter. During the quarter we repurchased 439,112 shares in the open market. We also declared a $0.02 cash dividend during the quarter. Our recently announced two-phase expansion plans continue as we’ve started initial grading and site development work on schedule this quarter. We reaffirm our previously announced capital expenditure ranges for fiscal years 2020 through 2022.
Our low-cost structure and strong balance sheet have enabled us to withstand difficult periods in the past, and we believe they are continuing to prove valuable now. We thank our employees and associates for their outstanding effort and our shareholders for their continued support.”
The Company will host a conference call to discuss the first quarter results on Wednesday, April 29, 2020, at 10:00 am Central time. Hosting the call will be Daniel Jones, Chairman, President and Chief Executive Officer, and Bret Eckert, Vice President and Chief Financial Officer. To participate in the call, the dial-in number is 800-446-1671, and the confirmation number is 49585972. In order to be put through to the call, you will be required to give the call screener your full name, your company name, your email address and your phone number. Please call in early to avoid being delayed by the information collection and missing the start of the call. A replay of this conference call will be accessible in the Investors section of our website, www.encorewire.com, for a limited time.
Encore Wire Corporation is a leading manufacturer of a broad range of electrical building wire for interior wiring in commercial and industrial buildings, homes, apartments, and manufactured housing. The Company is focused on maintaining a high level of customer service with low-cost production and the addition of new products that complement its current product line.
The matters discussed in this news release may include forward-looking statements. Forward-looking statements can be identified by words such as: “anticipate”, “intend”, “plan”, “goal”, “seek”, “believe”, “project”, “estimate”, “expect”, “strategy”, “future”, “likely”, “may”, “should”, “will” and similar references to future periods. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Therefore, you should not rely on any of these forward-looking statements. Examples of such uncertainties and risks include, but are not limited to, statements about the pricing environment of copper, aluminum and other raw materials, the duration, magnitude and impact of the COVID-19 global pandemic, our order fill rates, profitability and stockholder value, payment of future dividends, future purchases of stock, the impact of competitive pricing and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. Actual results may vary materially from those anticipated. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Additional Disclosures:
The term “EBITDA” is used by the Company in presentations, quarterly conference calls and other instances as appropriate. EBITDA is defined as net income before interest, income taxes, depreciation and amortization. The Company presents EBITDA because it is a required component of financial ratios reported by the Company to the Company’s banks, and is also frequently used by securities analysts, investors and other interested parties, in addition to and not in lieu of measures of financial performance calculated and presented in accordance with Generally Accepted Accounting Principles (“GAAP”), to compare to the performance of other companies who also publicize this information. EBITDA is not a measurement of financial performance calculated and presented in accordance with GAAP and should not be considered an alternative to net income as an indicator of the Company’s operating performance or any other measure of financial performance calculated and presented in accordance with GAAP.
The Company has reconciled EBITDA with net income for fiscal years 1996 to 2019 on previous reports on Form 8-K filed with the Securities and Exchange Commission. EBITDA for each period pertinent to this press release is calculated and reconciled to net income as follows:

	Three Months Ended March 31,
In Thousands	2020	2019
Net Income	$18,607	$13,411
Income Tax Expense	5,760	3,995
Interest Expense	59	59
Depreciation and Amortization	4,571	4,344
EBITDA	$28,997	$21,809

Encore Wire Corporation
Balance Sheets
(In Thousands)

	March 31, 2020	December 31, 2019
	(Unaudited)
ASSETS
Current Assets
Cash	$206,838	$230,965
Receivables, net	224,123	223,098
Inventories	90,568	89,684
Prepaid Expenses and Other	4,449	5,491
Total Current Assets	525,978	549,238
Property, Plant and Equipment, net	339,664	333,179
Other Assets	704	737
Total Assets	$866,346	$883,154

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts Payable	$34,062	$40,509
Accrued Liabilities and Other	23,646	34,787
Total Current Liabilities	57,708	75,296
Long-Term Liabilities
Deferred Income Taxes and Other	31,466	28,762
Total Long-Term Liabilities	31,466	28,762
Total Liabilities	89,174	104,058
Stockholders’ Equity
Common Stock	269	269
Additional Paid-in Capital	63,469	63,009
Treasury Stock	(111,636)	(91,056)
Retained Earnings	825,070	806,874
Total Stockholders’ Equity	777,172	779,096
Total Liabilities and Stockholders’ Equity	$866,346	$883,154

Encore Wire Corporation
Statements of Income
(In thousands, except per share data)

	Three Months Ended March 31,
	2020		2019
	(Unaudited)

Net Sales	$302,794	100.0%	$314,707	100.0%
Cost of Goods Sold	257,021	84.9%	273,381	86.9%
Gross Profit	45,773	15.1%	41,326	13.1%

Selling, General and Administrative Expenses	22,290	7.4%	24,999	7.9%
Operating Income	23,483	7.8%	16,327	5.2%

Net Interest & Other Income	884	0.3%	1,079	0.3%
Income before Income Taxes	24,367	8.0%	17,406	5.5%

Provision for Income Taxes	5,760	1.9%	3,995	1.3%
Net Income	$18,607	6.1%	$13,411	4.3%

Basic Earnings Per Share	$0.89		$0.64
Diluted Earnings Per Share	$0.89		$0.64
Weighted Average Common and Common Equivalent Shares Outstanding:
Basic	20,792		20,884
Diluted	20,851		20,983
Cash Dividends Declared per Share	$0.02		$0.02